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Earnings Presentation Transcript

May 10, 2023

Company Participants

•	Andrew F. Kaminsky, Executive Vice President and Chief Adminstrative Officer
•	Brian R. Kahn, President and Chief Executive Officer

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Franchise Group’s Fiscal 2023 First Quarter Conference Call. At this time, all participants are in a listen-only mode. I would now like to hand the conference over to your host, Andrew Kaminsky, Executive Vice President and Chief Administrative Officer of Franchise Group.

Andrew Kaminsky

Thank you, MJ. Good morning and thank you for joining our conference call. I am on the call with Brian Kahn, Franchise Group’s President & CEO, and Eric Seeton, Franchise Group’s CFO.

Before getting started, I would like to mention that certain matters discussed on this call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other provisions of the federal securities laws. These forward-looking statements are based on management’s current expectations and are not guarantees of future performance. Actual results could differ materially from those expressed in or implied by the forward-looking statements. The forward-looking statements are made as of the date of this call and except as required by law, Franchise Group assumes no obligation to update or revise them. Investors are cautioned not to place undue reliance on these forward-looking statements. For more detailed discussion of these and other risks and uncertainties that could cause Franchise Group’s actual results to differ materially from those indicated in the forward-looking statements, please see our Form 10-K for the fiscal year ended December 31, 2022 and other filings we make with the SEC.

The financial measures discussed today include non-GAAP measures that we believe investors focus on in comparing our results between periods and among our peer companies. Please see our earnings release in the News & Events section of our website at franchisegrp.com for a reconciliation of non-GAAP financial measures to GAAP measures. Non-GAAP financial information should not be considered in isolation from, as a substitute for or superior to GAAP financial information, but we include it because management believes it provides meaningful supplemental information regarding our operating results when assessing our business and is useful to investors for informational and comparative purposes. The non-GAAP financial measures the Company uses have limitations and may differ from those used by other companies.

Now, I would like to turn the call over to Brian.

Brian?

Brian Kahn

Thank you, Andrew. And good morning to our listeners and thank you for joining us. Before reviewing the first quarter results, I wanted to comment on our announcement this morning regarding the company’s execution of a definitive agreement to be acquired by a consortium led by our management team for $30.00 per common share in cash.

On March 20th, we announced the receipt an unsolicited non-binding proposal to acquire all of the outstanding shares of common stock of FRG for $30.00 per share in cash. This proposal was expressly conditioned on, among other things, management rolling over all of their equity interests in the company. The third-party bidder was B. Riley Financial, Inc.

In response to this proposal, our Board of Directors established a special committee comprised solely of independent directors. The special committee retained independent legal counsel and a financial advisor to explore the proposal and other strategic alternatives for FRG and they ultimately determined that accepting this proposal was the best path forward for the public shareholders.

After conducting due diligence, B. Riley decided not to proceed on the terms of its original proposal but was willing to provide financing to the consortium led by the management team for the transaction that was announced this morning.

The key terms of the transaction are outlined in the press release the company issued this morning, and we anticipate filing an 8-K that will include more detailed information, including a copy of the merger agreement. You can also find our transaction press release on our website.

As detailed in the press release, the consortium has agreed to pay $30.00 per share in cash for all of the public common shares. The company anticipates redeeming its outstanding preferred stock in connection with the closing of the transaction and continuing to pay the preferred stock dividend through the redemption date. The merger agreement does not permit the continued payment of the common stock dividend, although as we will discuss in more detail as part of the review of first quarter results, our credit agreements would not permit the dividend to be paid. The credit agreements permit dividends so long as the company’s leverage ratio remains a below a specified level, and we are currently in excess of this level.

While the special committee solicited alternative proposals following the receipt of the offer from B. Riley, the transaction also includes a 30 day go shop period during which the company intends to affirmatively solicit alternative acquisition proposals. In addition, the closing of the transaction is conditioned upon the holders of a majority of our outstanding shares of common stock that are not held by the consortium or any of their affiliates or related parties voting in favor of the transaction. We expect the transaction to close in the second half of 2023.

Over the coming weeks and months, our public filings will provide a significant amount of additional information regarding the transaction and the company.

I would now like to review our first quarter results. Before I do so, I’d like to note that, in light of the transaction announcement this morning, we will not be holding a Question & Answer session at the end of the call.

I would like to remind you that we will be making many references to proforma items throughout this call. Our press releases and filings may refer to historical financial results for the acquired businesses prior to their acquisition by Franchise Group. These items have been adjusted to align with our fiscal calendar and accounting policies to the extent reasonable. Comparison to proforma results will allow us to discuss and evaluate performance of the acquired businesses when a comparable period is not available due to the timing of the acquisition.

For the first quarter of 2023, Buddy’s systemwide same store sale comps were negative 3.5%, with franchisee comps declining 3.0% and corporate stores declining 7.0%. In April, Buddy’s systemwide comps were down 7.8% with franchisee comps down 7.8% and corporate stores down 7.7%. Customer counts and average revenue per customer remained relatively flat compared to the fourth quarter of 2022. In the first quarter, Buddy’s signed agreements for 11 new franchise locations growing its backlog to 121 new franchise stores. Buddy’s did not open any new stores in the quarter and ended the quarter with 338 total locations of which 302 are franchised.

Badcock’s systemwide comps were down 18.9% for the first quarter and were down 26.2% in April. Transaction comps were down 19.4% in the first quarter. Customer traffic was down approximately 15,000 customers to approximately 110,000 customers in the quarter. Average order values were nominally down less than 1% in the quarter to $1,159. During the quarter we sold $133.3 million of Badcock consumer accounts receivable for $109.7 million. The net proceeds were used to pay down our ABL. Badcock ended the quarter with 382 locations of which 317 are dealer locations.

American Freight comps were down 4.1% in the first quarter. Comps were up 2.6% in January, down 2.1% in February, and down 9.6% in March. Comps in April were down 12.9%. Freight costs as a percentage of sales remained flat compared to the fourth quarter coming in at approximately 10.5% of revenue. Store Average Order Values were up approximately $60 to $760 on increased in store traffic of over 10% to approximately 260,000 customers in the quarter. In the first quarter, we sold three new franchise locations, opened two new franchise stores and have a current backlog of 37 franchise locations. American Freight finished the quarter with 370 locations which included 11 franchise stores. We continually review the carrying value of our assets to ensure they reflect fair value on our balance sheet. Due to the financial performance of American Freight, this quarter we took a $75 million non-cash impairment charge to the goodwill of American Freight which is reflected in our GAAP operating results.

Sylvan same center comps were up 0.1% in the quarter. Sylvan sold nine new franchises in the first quarter and had a backlog of 23 centers at the end of the quarter, as well as 553 brick and mortar centers operating, which includes five corporate centers.

At PSP, systemwide same store sales comps were up 5.9% in the first quarter. Franchisee comps were up 7.1% in the quarter while corporate stores were up 4.1%. PSP transaction comps were down 1.5%. PSP store traffic was up 2.4% to over 6.3 million customers and store Average order values were up over 15% or $6.00 in the first quarter. In April, PSP’s systemwide comps were up 6.2% with franchisee comps up 7.7% and corporate stores up 4.4%. Freight costs declined from 4.6% of sales to 3.5% of sales in the first quarter. PSP continued to build its backlog with the sale of 21 new franchise locations in the quarter bringing total backlog at PSP to 228 locations. PSP sold six Wag N’ Wash territories this quarter and currently has a backlog of 36 Wag N' Wash stores. During the first quarter, PSP also closed on the acquisition of 20 new locations from a competitor in bankruptcy and has already franchised 12 of these locations to existing franchisees. We expect to sell the balance of these stores to existing franchisees in the coming months. All of these locations will be rebranded under the PSP or Wag N Wash banners. Overall, PSP has 707 locations consisting of 234 corporate stores, 449 PSP franchise stores and 24 Wag N Wash franchise stores.

Vitamin Shoppe overall comps were up 3.4% in the first quarter and were up 1.9% in April. Store traffic in the first quarter was up 2.9%. During the quarter, sports nutrition accounted approximately 55.8% of overall sales, compared to 48.9% in the first quarter of 2022. In the first quarter, direct to consumer accounted for approximately 25.7% of the business, compared to 25.1% in the first quarter of 2022. Vitamin Shoppe sold five new franchise locations in the quarter bringing backlog up to 59 stores. Vitamin Shoppe currently operates 699 brick and mortar locations, three of which are franchised.

On a consolidated basis for the first quarter of 2023, total reported revenue for Franchise Group was $1.105 billion, net loss was $(108.3) million or $(3.16) per fully diluted share, Adjusted EBITDA was $66.0 million and Non-GAAP earnings per share was $0.11.

We are still in the process of transitioning consumer financing at Badcock from in-house to third party partners and have excluded the non-core results of the finance business from Adjusted EBITDA and non-GAAP earnings per share. While we can proforma the income statement for consumer lending, the balance sheet continues to reflect securitization debt and accounts receivable despite most of the receivables having been sold to third parties. Once we discontinue originating customer loans, we believe the securitized receivables will be accounted for as a sale and the related assets and liabilities will no longer be reported on our balance sheet.

In February, we closed on a $300 million add-on financing to our existing first lien term loan. The net proceeds were used to pay down our ABL credit facility and provide us capacity to continue to finance the Badcock business while we work towards an alternative solution.

We ended the quarter with approximately $1.4 billion in gross outstanding term debt and cash of approximately $98.3 million. At the end of the first quarter, we had approximately $363 million of availability on our ABL revolver and currently have approximately $300 million of remaining availability.

As I noted earlier, management was unable to recommend that the Board declare our regular quarterly common stock dividend this quarter due to restrictions in our credit agreements. Our credit agreements permit dividends so long as the company’s leverage ratio remains below a specified level, and we are currently in excess of this level.

In light of today's announcements and our first quarter financial results, we are withdrawing our financial forecasts for 2023 and will provide additional disclosures in upcoming proxy filings for your review and consideration.

I want to thank all of our shareholders and lenders for their support. We will issue updates as required over the coming months. And thank you. Operator, please conclude the call.

Operator

This concludes today’s presentation. Thank you for your attendance. You may now disconnect.

Forward-looking Statements

This communication contains forward-looking statements. Forward-looking statements include, without limitation, projections, predictions, expectations, or beliefs about future events or results and are not statements of historical fact. Such statements may include statements regarding the completion of the proposed merger and the expected timing thereof, the expected value provided to stockholders as a result of the proposed merger, the management of the Company upon completion of the proposed merger and the Company’s operating and strategic plans upon completion of the proposed merger. Such forward-looking statements are based on various assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are often accompanied by words that convey projected future events or outcomes such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “potential,” or words of similar meaning or other statements concerning opinions or judgment of the Company or its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any projected future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results, performance or achievements may differ materially from historical results or those anticipated depending on a variety of factors, some of which are beyond the control of the Company, including, but not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the proposed merger; unexpected costs, charges or expenses resulting from the proposed merger; the Company’s ability to retain and hire key personnel in light of the proposed merger; certain restrictions during the pendency of the proposed merger that may impact the company’s ability to pursue certain business opportunities or strategic transactions; the ability of the buyer group to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the proposed merger; potential litigation relating to the proposed merger that could be instituted the parties to the Merger Agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto; the effect of the announcement of the proposed merger on the Company’s relationships with its franchisees and customers, operating results and business generally; and the risk that the proposed merger will not be consummated in a timely manner, if at all. The Company refers you to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Form 10-K for the fiscal year ended December 31, 2022, and comparable sections of the Company’s Quarterly Reports on Form 10-Q and other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this communication are expressly qualified by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its business or operations. Readers are cautioned not to rely on the forward-looking statements contained in this communication. Forward-looking statements speak only as of the date they are made and the Company does not undertake any obligation to update, revise or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Additional Information and Where to Find It

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In connection with the proposed merger, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A (the “Proxy Statement”), and the Company and affiliates of Vintage Capital Management, LLC intend to jointly file a transaction statement on Schedule 13E-3 (the “Schedule 13e-3”). This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE BUSINESS TO BE CONDUCTED AT THE SPECIAL MEETING. All such documents, when filed, may be obtained free of charge at the SEC’s website (http://www.sec.gov). These documents, once available, and the Company’s other filings with the SEC also will be available free of charge on the Company’s website at www.franchisegrp.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s proxy statement on Schedule 14A filed with the SEC on April 7, 2023 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 28, 2023. To the extent that such individual’s holdings of the Company’s common stock have changed since the amounts printed in the Company’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Other information regarding the identity of the potential participants, and their direct or indirect interests in the proposed merger, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with SEC in connection with the proposed merger. Free copies of these materials may be obtained as described in the preceding paragraph.

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